QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on October 15, 2014.

Registration No. 333-199156

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nevro Corp.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	56-2568057 (I.R.S. Employer Identification Number)

4040 Campbell Avenue
Menlo Park, CA 94025
(650) 251-0005
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael DeMane
Chief Executive Officer
Nevro Corp.
4040 Campbell Avenue
Menlo Park, CA 94025
(650) 251-0005
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael W. Hall, Esq. Anthony J. Richmond, Esq. Brian J. Cuneo, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 Telephone: (650) 328-4600 Facsimile: (650) 463-2600	Andrew H. Galligan Vice President of Finance, Chief Financial Officer Nevro Corp. 4040 Campbell Avenue Menlo Park, CA 94025 Telephone: (650) 251-0005 Facsimile: (650) 251-9415	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Telephone: (650) 752-2000 Facsimile: (650) 752-2111

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

         This Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-199156) of Nevro Corp. is being filed solely to include exhibits to the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

 PART II
Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of Common Stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and the New York Stock Exchange listing fee.

Item	Amount to be paid
SEC registration fee		$13,363
FINRA filing fee		17,750
The New York Stock Exchange listing fee			*
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Blue Sky, qualification fees and expenses			*
Transfer Agent fees and expenses			*
Miscellaneous expenses			*

Total	$		*

*
To be completed by amendment.

Item 14. Indemnification of Directors and Officers.

        As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

  •
  any transaction from which the director derived an improper personal benefit.

        These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

        As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

  •
  we may indemnify our directors, officers, and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights provided in our amended and restated bylaws are not exclusive.

        Our amended and restated certificate of incorporation, to be attached as Exhibit 3.3 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.5 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

        The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

        The following list sets forth information as to all securities we have sold since January 1, 2011, which were not registered under the Securities Act.

  1.
  In February and March 2013, we issued an aggregate of 103,671,704 shares of our Series C convertible preferred stock solely to accredited investors at a price per share of $0.463, for aggregate gross consideration of approximately $48.0 million.

  2.
  In July 2011, we issued an aggregate of 130,814,045 shares of our Series B convertible preferred stock solely to accredited investors at a price per share of $0.448, for aggregate gross consideration of approximately $58.6 million.

  3.
  We granted stock options and stock awards to employees, directors and consultants under our 2007 Stock Incentive Plan, as amended, covering an aggregate of 85,360,424 shares of common stock, at a weighted average average exercise price of $0.1384 per share. Of these, options covering an aggregate of 7,008,312 shares were cancelled without being exercised.

  4.
  We sold an aggregate of 34,070,559 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of $3.4 million upon the exercise of stock options and stock awards.

        We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraph (1) by virtue of Section 4(a)(2) and in paragraph (2) by virtue of Section 4(a)(2) and/or Regulation D promulgated thereunder as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(a)(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

        We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (3)-(4) above under Section 4(a)(2) of the Securities Act in that such sales and issuances did not involve a public offering or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

        (a)    Exhibits.    See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

        (b)    Financial Statement Schedules.    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

 Signatures

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, California, on October 15, 2014.

NEVRO CORP.
By:	/s/ MICHAEL DEMANE Michael DeMane Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ MICHAEL DEMANE Michael DeMane		Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 15, 2014
/s/ ANDREW H. GALLIGAN Andrew H. Galligan		Vice President of Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	October 15, 2014
* Ali Behbahani, M.D.		Director	October 15, 2014
* Peter T. Bisgaard		Director	October 15, 2014
* Frank Fischer		Director	October 15, 2014
* Wilfred E. Jaeger, M.D.		Director	October 15, 2014
* Shawn T McCormick		Director	October 15, 2014
* Nathan B. Pliam, M.D.		Director	October 15, 2014
*By:	/s/ ANDREW H. GALLIGAN Andrew H. Galligan Attorney-in-Fact		October 15, 2014

 Exhibit Index

Incorporated by Reference
Filed Herewith
Exhibit Number	Exhibit Description	Form	Date	Number
1.1*	Form of Underwriting Agreement.
3.1(a)	Amended and Restated Certificate of Incorporation, currently in effect.	S-1	10/03/2014	3.1(a)
3.1(b)	Amendment to Amended and Restated Certificate of Incorporation, currently in effect.	S-1	10/03/2014	3.1(b)
3.2*	Form of Amended and Restated Certificate of Incorporation, effecting a stock split, to be in effect prior to the consummation of this offering.
3.3	Form of Amended and Restated Certificate of Incorporation, to be in effect prior to the consummation of this offering.	S-1/A	10/10/2014	3.3
3.4	Bylaws, currently in effect.	S-1	10/03/2014	3.4
3.5	Form of Amended and Restated Bylaws, to be in effect prior to the consummation of this offering.	S-1/A	10/10/2014	3.5
4.1	Reference is made to exhibits 3.1 through 3.5.
4.2*	Form of Common Stock Certificate.
5.1*	Opinion of Latham & Watkins LLP.
10.1†	Amended and Restated License Agreement, dated October 2, 2006, by and among the Company and Mayo Foundation for Medical Education and Research, Venturi Group, LLC.				X
10.2(a)†	Stellar Manufacturing Agreement, dated as of July 1, 2009, by and between the Company and Stellar Technologies, Inc.				X
10.2(b)†	First Amendment to Stellar Manufacturing Agreement, dated as of July 1, 2014, by and between the Company and Stellar Technologies, Inc.				X
10.3†	Supply Agreement, dated as of July 23, 2014 by and between the Company and Pro-Tech Design and Manufacturing, Inc.				X
10.4(a)†	Supply Agreement, dated April 1, 2012, by and between the Company and CCC del Uruguay S.A.				X
10.4(b)†	Amendment to Supply Agreement, dated as of March 20, 2013, by and between the Company and CCC del Uruguay S.A.				X
10.5†	Product Supply and Development Agreement, dated as of April 15, 2009, by and between the Company and EaglePicher Medical Power LLC.				X

Incorporated by Reference
Filed Herewith
Exhibit Number	Exhibit Description	Form	Date	Number
10.6(a)	Amended and Restated Registration Rights Agreement, dated February 8, 2013, by and among the Company and the investors listed therein.	S-1	10/03/2014	10.6(a)
10.6(b)	Amendment to Amended and Restated Registration Rights Agreement, dated March 5, 2013, by and among the Company and the investors listed therein.	S-1	10/03/2014	10.6(b)
10.7(a)	Multi-Tenant Space Lease, dated as of March 15, 2010, by and between Deerfield Campbell LLC and the Company.	S-1	10/03/2014	10.7(a)
10.7(b)	First Amendment to Lease, dated as of October 18, 2012, by and between Deerfield Campbell LLC and the Company.	S-1	10/03/2014	10.7(b)
10.8(a)#	Nevro Corp. 2007 Stock Incentive Plan, as amended as of March 5, 2013.	S-1	10/03/2014	10.8(a)
10.8(b)#	Form of Incentive Stock Option Agreement (ISO) under the 2007 Stock Incentive Plan, as amended.	S-1	10/03/2014	10.8(b)
10.8(c)#	Form of Non-Incentive Stock Option Agreement (NSO) under the 2007 Stock Incentive Plan, as amended.	S-1	10/03/2014	10.8(c)
10.8(d)#	Form of Stock Purchase Right Grant Notice and Restricted Stock Purchase Agreement under the 2007 Stock Incentive Plan, as amended.	S-1	10/03/2014	10.8(d)
10.9(a)#	Nevro Corp. 2014 Equity Incentive Award Plan.	S-1/A	10/10/2014	10.9(a)
10.9(b)#	Form of Stock Option Grant Notice and Stock Option Agreement under the 2014 Equity Incentive Award Plan.	S-1/A	10/10/2014	10.9(b)
10.9(c)#	Form of Restricted Stock Award Agreement and Restricted Stock Award Grant Notice under the 2014 Equity Incentive Award Plan.	S-1/A	10/10/2014	10.9(c)
10.9(d)#	Form of Restricted Stock Unit Award Agreement and Restricted Stock Unit Award Grant Notice under the 2014 Equity Incentive Award Plan.	S-1/A	10/10/2014	10.9(d)
10.10#	Nevro Corp. 2014 Employee Stock Purchase Plan.	S-1/A	10/10/2014	10.10
10.11#	Form of Indemnification Agreement for directors and officers.	S-1/A	10/10/2014	10.11
10.12(a)#	Offer Letter, dated as of March 8, 2011, by and between Michael DeMane and the Company.	S-1/A	10/10/2014	10.12(a)
10.12(b)#	Form of Employment Agreement by and between Michael DeMane and the Company.	S-1/A	10/10/2014	10.12(b)

		Incorporated by Reference
					Filed Herewith
Exhibit Number	Exhibit Description	Form	Date	Number
10.13#	Offer Letter, dated as of October 9, 2012, by and between Rami Elghandour and the Company.	S-1	10/03/2014	10.13
10.14#	Offer Letter, dated as of May 12, 2010, by and between Andrew H. Galligan and the Company.	S-1	10/03/2014	10.14
10.15#	Offer Letter, dated as of November 1, 2012, by and between Michael Enxing and the Company.	S-1/A	10/10/2014	10.15
10.16#	Offer Letter, dated as of February 27, 2014, by and between Balakrishnan Shankar and the Company.	S-1/A	10/10/2014	10.16
10.17#	Offer Letter, dated as of January 16, 2007, by and between Andre Walker and the Company.	S-1/A	10/10/2014	10.17
10.18(a)	Amended and Restated Stockholders' Agreement, dated February 8, 2013, by and among the Company and the stockholders listed therein.	S-1	10/03/2014	10.15(a)
10.18(b)	Amendment to Amended and Restated Stockholders' Agreement, dated March 5, 2013, by and among the Company and the stockholders listed therein.	S-1	10/03/2014	10.15(b)
10.19#	Nevro Corp. Non-Employee Director Compensation Program.	S-1/A	10/10/2014	10.19
10.20#	Form of Change in Control Severance Agreement.	S-1/A	10/10/2014	10.20
21.1	List of Subsidiaries.	S-1	10/03/2014	21.1
23.1*	Consent of independent registered public accounting firm.	S-1/A	10/10/2014	23.1
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.	S-1	10/03/2014	24.1

*
To be filed by amendment.
†
Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
#
Indicates management contract or compensatory plan.

QuickLinks

EXPLANATORY NOTE
PART II Information Not Required in Prospectus
Signatures
Exhibit Index